                                   EXHBIT 5.1


    New York, New York
                                          December 18, 1996


    ICG Communications, Inc.
    9605 E. Maroon Circle
    P.O. Box 6742
    Englewood, Colorado 80112-6742

      Re:  ICG Communications, Inc.;
           Registration Statement on Form S-3

    Ladies and Gentlemen:

           We have acted as counsel to ICG Communications, Inc., a Delaware corporation (the "Registrant"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the above-captioned Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to (i) the resale by the holders named therein of up to an aggregate of 3,556,054 shares of Common Stock, $.01 par value per share (the "Common Stock"), of the Registrant issuable upon the exercise of certain warrants and options, the exchange of the Exchangeable Shares, the conversion of the 7% Notes and in satisfaction of certain obligations, all as provided in the Registration Statement; and (ii) 1,928,190 shares of Common Stock (such shares, together with the shares of Common Stock described in clause (i) are collectively referred to herein as the "Shares") issuable upon the exercise of the August Warrants (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Registration Statement).

           In connection with the proposed offering, we have examined the Certificate of Incorporation and the By-Laws of the Registrant, resolutions of the Board of Directors of the Registrant and the Registration Statement. We have also made such inquiries and have examined originals, certified copies or copies of other instruments as we have deemed necessary or appropriate for the purpose of this opinion. For purposes of such examination, we have assumed the genuineness of all signatures on and the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified or photostatic copies.

           Based upon the foregoing, we are of the opinion that, when the Registration Statement is declared effective under the Act, and when the Shares are issued upon (i) the exercise of the Series A Warrants, the Series B Warrants, the Warrants, the August Warrants and options in accordance with their respective terms and conditions and upon payment of the consideration therefore as provided therein, (ii) the exchange of the Exchangeable Shares in accordance with the terms and conditions of the agreement governing such exchange, (iii) the conversion of the 7% Notes in accordance with the terms and conditions of the indenture governing the 7% Notes, and (iv) the satisfaction of the obligations of the Registrant pursuant to and in accordance with the terms and conditions of that certain acquisition agreement, the Shares covered by the Registration Statement will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Registrant.

           We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference therein to our firm under the caption "Legal Matters." In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under
    Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                Very truly yours,


                                REID & PRIEST LLP